EXHIBIT 23.1

CONSENT OF BDO AUDITORES S.L.

We consent to the incorporation by reference in the Registration Statements of Private Media Group, Inc. of our report dated June 25, 2013, relating to the consolidated financial statements and financial statement schedule II of Private Media Group, Inc. which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Auditores, S.L.

Barcelona, España

June 25, 2013